EXHIBIT 10.04

SHOTGUN ENERGY CORPORATION
(the “Company”)

Officer and Director Resignation

I hereby resign as Director, President and Chief Executive Officer of the Company, effective immediately.

Dated:  August 7, 2008

/s/: Robert Klein

Robert Klein